UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Deluxe Corporation
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April 15, 2024

Dear Deluxe shareholders:

Deluxe Corporation (“Deluxe” or the “Company”) is providing the following supplemental information regarding the Compensation Discussion and Analysis included in the Company’s proxy statement (the “Proxy Statement”) for the 2024 Annual Meeting of Stockholders to be held on April 25, 2024. Based on the factors described in the Proxy Statement and the additional information set forth in this supplement, on behalf of the Board of Directors and the Board’s Compensation and Talent Committee (the “Committee”), we are reaffirming our recommendation that you vote “FOR” Proposal 2 — the advisory vote to approve the compensation of our named executive officers.

We strongly encourage our shareholders to vote “FOR” the advisory vote on executive compensation in accordance with the recommendation of our Board of Directors.

On behalf of the Board and the entire Deluxe team, we thank you for your continued investment in Deluxe, and we thank you for your continued support through our transformation to a modern payments and data company.

Sincerely,

Paul R. Garcia

Compensation and
Talent Committee Chair

© 2024 Deluxe Corporation Shareholder Engagement April 15, 2024

2 » Significant investments transforming Deluxe since 2019 » Strategically divested certain businesses to focus growth on Payments and Data ▪ Prior to 2020 - divested affinity, rewards, and search businesses ▪ 2022 – divested Promotional Solutions strategic sourcing and retail packaging businesses, as well as Australian webhosting business ▪ 2023 – divested North American web hosting and logo design lines of business and executed agreements to exit our payroll and human resources services business » In 2023, implemented North Star with the goal of accelerating shareholder value by expanding EBITDA growth trajectory, driving increased free cash flow, paying down debt, and improving our leverage ratio » Realigned organizational structure to better reflect our portfolio mix and offerings and will be updating our reportable segments to correspond with these changes » 2023 was third consecutive year of organic growth, and adjusted EBITDA grew faster than revenue Transformation driving shareholder value We drove above - market shareholder returns in 2023 Source: Standard & Poor’s Capital IQ. Reflects 1 - year total shareholder return effective 12/31/2023 for Deluxe and the 2023 peer group, excluding acquired peers. Peer Median, S&P 500, Russell 3000

3 In 2023, TSR improved, while CEO total compensation decreased 2023 CEO compensation relative to TSR - 44% 35% 2022 2023 Deluxe TSR Performance Source: Deluxe’s 1 - year total shareholder return for years 2022 and 2023 as reported by Standard & Poor’s Capital IQ. Performance went up $10,375,485 $7,536,719 2022 2023 Deluxe CEO Pay Source: Deluxe 2024 proxy statement. Represents CEO’s total compensation as reported in the Summary Compensation Table. CEO pay went down

4 » 2023 AIP program was largely based on pre - set financial targets, each of which was set above 2022, excluding divestitures 2023 AIP performance metrics required year - over - year growth of continuing business 2022 Actual 2023 Target 2023 enterprise revenue and adjusted EBITDA targets were 1% above the 2022 actual results on a comparable adjusted basis Comparable Adjusted Basis 2023 AIP targets are set to reflect our continuing business operations (Annual Operating Plan) 2022 Actual 2023 Target Sale of Aus. web hosting, Promotional Solutions strategic sourcing, and retail packaging businesses Sale of North American web hosting and logo design businesses » No arbitrary increase or decrease to target bonus opportunities based on M&A activity ▪ Avoids incentivizing bad behavior ▪ Proceeds from these divestitures/exits contributed to the reduction of overall debt levels » Achievement relative to required targets resulted in 2023 enterprise payouts of 108.5% » Outcome demonstrates pay - for - performance alignment

5 » 50% of long - term incentives are performance - based (PSUs) » PSUs with performance cycle ending in 2023 vested below target » CEO's long - term incentive target was increased by $1 million in 2023 to recognize ongoing leadership through transformation and to better align compensation with peers Equity awards promote long - term performance and shareholder value creation $4.5 $5.5 $- $5.0 $10.0 $15.0 $20.0 $25.0 A B C Deluxe 2022 D Deluxe 2023 E F G H I J K L M N O P Q R S T Peer Group: CEO Long - term Incentive Value Peer Median: $7.4 million +$1.0 million Source: FW Cook analysis presented to the Compensation and Talent Committee in January 2023 near the time when the pay increase was approved. Peer group data in $ millions. CEO total compensation remains below the peer group median CEO received no increase in total target compensation in 2024

Historical evidence confirms pay and performance alignment

» For competitive reasons, do not disclose performance goals until performance cycle is complete

» Historical payouts confirm challenging targets

50% **of our 2023 long-term incentives granted in PSUs**

PSUs incentivize revenue and cash flow growth and reward stock performance on both an absolute and relative basis.

Three-year targets are set with rigor to align with our long-range strategic plan.

89% **of our 2023 peer companies did not forward disclose goals**

16 of 18 companies in 2023 peer group did not disclose long-term financial targets for any awards where the performance period had not concluded.

Consistent with this predominant market practice, and for competitive reasons, do not forward disclose long-term financial targets prior to the end of the performance period.

Targets are disclosed at the end of the performance period to mitigate against any risk of misinterpretation or competitive harm, allowing investors to evaluate alignment of pay and performance.

0% **times PSUs paid at or above target in the last 5 years**

Challenging targets hold executives accountable as evidenced by our history of PSU payouts (as percentage of target):

- 2023: 76.85%
- 2022: 0%
- 2021: 80%
- 2020: 0%
- 2019: 37.5%

5-year average PSU payout 38.87%

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